EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Spartan Motors Reports Record Third Quarter Sales & Earnings
Consolidated Backlog Up 57.3 Percent; Return on Invested Capital Improves to 16.2 Percent

CHARLOTTE, Michigan, October 26, 2006 - Spartan Motors, Inc. (NASDAQ: SPAR) today reported its best-ever third quarter sales and earnings for the quarter ended Sept. 30, 2006, marked by a 50.7 percent increase in net earnings and a 21.9 percent increase in net sales.

Spartan Motors, a leading manufacturer of custom motorhome chassis, fire truck chassis, specialty vehicle chassis and emergency-rescue vehicles, reported net earnings of $4.1 million, or $0.30 per diluted share, on net sales of $108.9 million for the third quarter of 2006, compared with net earnings of $2.7 million, or $0.21 per diluted share, on net sales of $89.3 million for the third quarter of 2005.

The company attributed its improved quarterly results to record-level fire truck chassis sales, increased military vehicle chassis sales and improved performance at Spartan's EVTeam operating group, consisting of the company's subsidiaries Crimson Fire, Crimson Fire Aerials and Road Rescue, as compared to last year's third quarter. Spartan also outperformed the overall softness in the Class A RV market, posting only a modest sales decline for motorhome chassis as it continues to gain market share.

"This was another strong quarter, driven by the strength of our brands, as reflected in our increased sales and backlog and the consistency of our execution," said John Sztykiel, president and CEO of Spartan Motors. "Though conditions in the RV market remain difficult, we continue to gain market share, and I am more optimistic than I was three months ago. Consumer confidence has improved two months in a row, fuel costs have dropped and our RV backlog is moving in the right direction.

"For the first time ever, sales of Class A diesel motorhomes have surpassed sales of Class A gas units at the retail level, which demonstrates the desire of customers for diesel. The continued shift in motorhomes from gas to diesel bodes well for Spartan Chassis. At the same time, increased sales of fire truck chassis, fire trucks and military vehicle chassis have also given us a stronger, more diversified foundation beyond the RV market, which now makes up less than half of our total sales. This will ultimately reduce cyclicality from an earnings perspective."

Through the first nine months of 2006, Spartan's sales increased 20.3 percent and earnings increased 85.4 percent compared to the same period last year. Spartan reported net earnings of $13.5 million, or $1.03 per diluted share, on net sales of $321.8 million, for the nine months ended Sept. 30, 2006, the best nine-month period in company history.

"Our growth year-to-date has been driven by our focus on operations and existing products, without any major product introductions. We are becoming a disciplined group of people, working as a team and focused on execution. Looking ahead to 2007, we plan to introduce several new products, which we anticipate accelerating our growth into 2008."

Spartan reported its gross margin improved to 15.8 percent in the third quarter of 2006, compared with 15.1 percent for the same period in 2005, reflecting improved product mix, pricing, overhead utilization and labor efficiencies. Operating margin also improved to 5.7 percent in the third quarter of 2006, compared with 4.8 percent in the same quarter of 2005.

-more-

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Spartan's consolidated backlog as of Sept. 30, 2006 increased 57.3 percent over last year's quarter to approximately $230.9 million. Spartan Motors anticipates filling 35 to 40 percent of its current backlog orders by December 31, 2006.

On a consolidated basis, Spartan posted a return on invested capital (ROIC) of 16.2 percent in the third quarter of 2006, a 19.1 percent increase compared to ROIC of 13.6 percent for the same quarter in 2005. (Spartan defines return on invested capital as operating income, less taxes, on an annualized basis, divided by total shareholders' equity.) The company ended the quarter with $5.8 million in long-term debt and $5.6 million in cash and cash equivalents.

Spartan Chassis
Third quarter earnings at Spartan Chassis, the company's largest operating subsidiary, improved 11.7 percent compared to last year's third quarter, while sales increased 19.6 percent. Difficult conditions in the RV industry led to a decrease of 5.9 percent in RV chassis sales compared to the third quarter of 2005. Industry-wide, the Class A wholesale market declined by an average of 16 percent for July and August, the latest data available. Conversely, sales of fire truck chassis increased 27.3 percent year-over-year, setting a new quarterly record.

"Our RV sales were affected by the overall downturn in the RV market, though we continue to add market share and have increased our RV backlog compared to a year ago," said Sztykiel. "We are certainly encouraged by early indicators of an uptick in the RV market in the fourth quarter due to lower gas prices and the highest level of consumer confidence in 2006. For fire truck chassis, we had our best-ever quarter in terms of sales and our backlog for fire truck chassis has nearly doubled over last year."

Sales of specialty vehicle chassis, which include military vehicles, increased 259.0 percent compared to last year's quarter. In July 2006, BAE Systems awarded Spartan a subcontract to assist with the production of the Iraqi Light Armored Vehicle (ILAV), a mine-blast protected vehicle. During the quarter, the company also received several new subcontract orders from Force Protection, Inc. for Cougar chassis in addition to those previously announced.

"The increase in fire truck chassis orders has created a production constraint, which we are in the process of solving with a new 102,000-square-foot manufacturing facility, expected to open in May 2007. This new facility will alleviate the current capacity issue, create capacity for new products and accelerate production rates. We are pleased with how well our associates at Spartan Chassis have ramped up production in support of the Cougar and ILAV projects. We have room for growth in this market, as we are only running at 35 percent capacity for specialty and military vehicles production, and remain excited about our prospects in specialty vehicles."

Emergency Vehicle Team (EVTeam)
Spartan's EVTeam operating group, consisting of its Crimson Fire, Crimson Fire Aerials and Road Rescue subsidiaries, narrowed its net loss by 47.0 percent compared to the same quarter of last year. Spartan reported the improvement was due to a 38.4 percent increase in sales for the group and a net profit at Crimson Fire, the subsidiary's second consecutive quarter of profitability.

"Crimson Fire and Crimson Fire Aerials continue to move in the right direction," Sztykiel said. "As sales accelerate at Crimson Fire and Crimson Fire Aerials, we also see greater pull-through sales from Spartan Chassis, which increases total profitability. Road Rescue is also moving in the right direction, as we are making a concentrated effort to boost production while reducing costs."

Conference Call, Webcast and Presentation
Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. To listen to a live webcast of the call, please visit http://www.spartanmotors.com/webcasts.asp.

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About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance, emergency-rescue and specialty vehicle markets. The Company's brand names - SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Road RescueTM - are known for quality, value, service and being the first to market with innovative products. The Company employs approximately 900 at facilities in Michigan, Pennsylvania, South Carolina, and South Dakota. Spartan reported sales of $343.0 million in 2005 and is focused on becoming the premier manufacturer of specialty vehicles and chassis in North America.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

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CONTACT:

John Sztykiel, CEO, or Jim Knapp, CFO Spartan Motors, Inc. (517) 543-6400	Ryan McGrath or Jeff Lambert Lambert, Edwards & Associates, Inc. (616) 233-0500 / rmcgrath@lambert-edwards.com

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Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Statements of Operations Three Months Ended September 30, 2006 and 2005

	September 30, 2006		September 30, 2005
	$-000-%		$-000-%

Sales	108,876		89,315
Cost of Products Sold	91,709		75,795
Gross Profit	17,167	15.8	13,520	15.1

Operating Expenses:
Research and Development	3,092	2.9	2,387	2.7
Selling, General and Administrative	7,852	7.2	6,810	7.6
Total Operating Expenses	10,944	10.1	9,197	10.3

Operating Income	6,223	5.7	4,323	4.8

Other Income (Expense):
Interest Expense	(65)	(0.1)	(30)	(0.0)
Interest and Other Income	205	0.2	243	0.3
Total Other Income (Expense)	140	0.1	213	0.3

Earnings before Taxes on Income	6,363	5.8	4,536	5.1

Taxes on Income	2,289	2.1	1,833	2.1

Net Earnings	4,074	3.7	2,703	3.0

Basic Net Earnings per Share	0.31		0.22

Diluted Net Earnings per Share	0.30		0.21

Basic Weighted Average Common Shares Outstanding	13,330		12,533

Diluted Weighted Average Common Shares Outstanding	13,578		12,814

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Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Statements of Operations Nine Months Ended September 30, 2006 and 2005

	September 30, 2006		September 30, 2005
	$-000-%		$-000-%

Sales	321,769		267,557
Cost of Products Sold	269,161		229,931
Gross Profit	52,608	16.3	37,626	14.1

Operating Expenses:
Research and Development	8,903	2.8	6,853	2.6
Selling, General and Administrative	22,580	7.0	19,528	7.3
Total Operating Expenses	31,483	9.8	26,381	9.9

Operating Income	21,125	6.5	11,245	4.2

Other Income (Expense):
Interest Expense	(151)	(0.0)	(107)	(0.0)
Interest and Other Income	720	0.2	583	0.2
Total Other Income (Expense)	569	0.2	476	0.2

Earnings before Taxes on Income	21,694	6.7	11,721	4.4

Taxes on Income	8,146	2.5	4,415	1.7

Net Earnings	13,548	4.2	7,306	2.7

Basic Net Earnings per Share	1.04		0.58

Diluted Net Earnings per Share	1.03		0.57

Basic Weighted Average Common Shares Outstanding	12,973		12,515

Diluted Weighted Average Common Shares Outstanding	13,173		12,778

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Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Balance Sheets

	September 30, 2006	December 31, 2005
	$-000	$-000

ASSETS
Current assets:
Cash and cash equivalents	$5,563	$9,702
Marketable securities		1,988
Accounts receivable, net	59,677	37,017
Inventories	55,438	44,265
Deferred income tax assets	3,745	3,745
Taxes receivable	236	990
Other current assets	11,187	1,949
Total current assets	135,846	99,656

Property, plant and equipment, net	23,963	18,478
Goodwill	4,543	4,543
Other assets	501	531

Total assets	$164,853	$123,208

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$34,335	$20,746
Accrued warranty	5,919	4,503
Accrued compensation and related taxes	5,465	4,241
Accrued vacation	1,353	1,189
Deposits from customers	9,150	13,640
Other current liabilities and accrued expenses	5,346	4,608
Current portion of long-term debt	54	53
Total current liabilities	61,622	48,980

Long-term debt, less current portion	5,776	1,317
Deferred income tax liabilities	309	309

Shareholders' equity:
Preferred stock	-	-
Common stock	138	126
Additional paid in capital	49,441	37,040
Retained earnings	47,567	35,448
Accumulated other comprehensive loss	-	(12)
Total shareholders' equity	97,146	72,602

Total liabilities and shareholders' equity	$164,853	$123,208